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                                                                      EXHIBIT 12


                          LONE STAR INDUSTRIES, INC.

          STATEMENT RE COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)


                                        SUCCESSOR
                                         COMPANY                              PREDECESSOR COMPANY

                                      FOR THE SIX    FOR THE THREE               FOR THE YEARS ENDED DECEMBER 31,
                                      MONTHS ENDED   MONTHS ENDED     -------------------------------------------------------
                                      SEPT 30, 1994  MARCH 31, 1994   1993        1992         1991         1990         1989
                                      -------------  --------------   ----        ----         ----         ----         ----
Continuing Operations:

Earnings Available:

  Income (loss) before provision
        for income taxes                    $32,868    $(3,170)    $ 6,196     $(42,429)     $2,948     $(85,774)     $(342,899)

  Less: Excess of earnings over dividends
        of less than fifty percent owned
        companies                            (1,679)        (75)        844         (294)       (817)        (592)           160

        Capitalized interest                   (107)        (38)       (195)        (196)     (1,310)      (1,442)        (3,715)
                                            -------     -------     -------     --------      ------     --------      ---------
                                             31,082     (3,283)      8,845      (42,919)        821      (87,808)      (348,454)
                                            =======     =======     =======     ========      ======     ========      =========

Fixed Charges:

  Interest expense (including capitalized
        interest) and amortization of
        debt discount and expenses            4,639         271       1,832        2,406       4,612       45,247         53,841

  Portion of rent expense representative
        of an interest factor                   894         600       1,963        2,108       2,218        2,463          3,372
                                            -------     -------     -------     --------      ------     --------      ---------
Total Fixed Charges                           5,533         871       3,795        4,514       6,830       47,710         57,213
                                            -------     -------     -------     --------      ------     --------      ---------
Total Earnings Available                    $36,615     $(2,412)    $10,640     $(38,405)     $7,651     $(40,098)     $(289,241)
                                            =======     =======     =======     ========      ======     ========      =========

Ratio of Earnings to Fixed Charges             6.62       (2.77)       2.80        (8.51)       1.12        (0.84)         (5.06)
                                            =======     =======     =======     ========      ======     ========      =========

Earnings deficiency                               0      (3,283)          0      (42,919)          0      (87,808)      (346,454)
                                            =======     =======     =======     ========      ======     ========      =========